Special Meeting of Shareholders
December 20, 2002
Unaudited

The Fund held a special meeting of shareholders on December 20, 2002 to vote on an approval of a Plan of Liquidation and Dissolution pursuant to which the
 Portfolios assets will be liquidated, known liabilities satisfied and remaining proceeds distributed to shareholders.

The resulting vote count is indicted below,


Affirmative
Against
Abstain
Primary
5,096,937
-
17,328
Government
627,571
-
-
General
50,000
-
-
California
20,000
-
-
New York
4,814,464
27,366
53,497